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FORM T-1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE
ELIGIBILITY OF A TRUSTEE PURSUANT TO
SECTION 305(b)(2)      / /

BNY WESTERN TRUST COMPANY
(Exact name of trustee as specified in its charter)

California (State of incorporation if not a U.S. national bank)	95-3571558 (I.R.S. employer identification no.)
700 South Flower Street Los Angeles, California (Address of principal executive offices)	90017 (Zip code)

Boise Cascade Corporation
(Exact name of obligor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0100960 (I.R.S. employer identification no.)
1111 West Jefferson Street P.O. Box 50 Boise, Idaho (Address of principal executive offices)	83728-0001 (Zip code)

Senior Debentures
(Title of the indenture securities)

1.  General information.

    (a) Name and address of each examining or supervising authority to which it is subject.

Name	Address
Federal Deposit Insurance Corporation	25 Ecker Street San Francisco, California 94105
State Banking Department	111 Pine Street, Suite 1100 San Francisco, California 94111

    (b) Whether it is authorized to exercise corporate trust powers.

    Yes.

2.  Affiliations with Obligor.

    None.

16. List of Exhibits.

    1.1 Articles of Incorporation of Security Trust Company, as filed in the office of the Secretary of State of the State of California on November 13, 1980 and filed in the office of the Superintendent of Banks, State of California on November 17, 1980; incorporated herein by reference as Exhibit 1.1 filed with Form T-1 Statement, Registration No. 33-56465.

    1.2 Certificate of Amendment of Articles of Incorporation (changing the name of the Trustee from Security Trust Company to Bradford Trust Company of California), as filed in the office of the Secretary of State of the State of California on January 7, 1985; incorporated herein by reference as Exhibit 1.2 filed with Form T-1 Statement, Registration No. 33-56465.

    1.3 Certificate of Amendment of Articles of Incorporation (changing the name of the Trustee from Bradford Trust Company of California to FIDATA Trust Company California) as filed in the office of the Secretary of State of the State of California on April 11, 1985; incorporated herein by reference as Exhibit 1.3 filed with Form T-1 Statement, Registration No. 33-56465.

    1.4 Certificate of Amendment of Articles of Incorporation (changing the name of the Trustee from FIDATA Trust Company California to Wall Street Trust Company California), as filed in the office of the Secretary of State of the State of California on February 5, 1986; incorporated herein by reference as Exhibit 1.4 filed with Form T-1 Statement, Registration No. 33-56465.

    1.5 Certificate of Amendment of Articles of Incorporation (changing the name of the Trustee from Wall Street Trust Company California to The Bank of New York Trust Company of California), as filed in the office of the Secretary of State of the State of California on April 15, 1988; incorporated herein by reference as Exhibit 1.5 filed with Form T-1 Statement, Registration No. 33-56465.

    1.6 Certificate of Amendment of Articles of Incorporation (changing the name of the Trustee from Wall Street Trust Company California to The Bank of New York Trust Company of California), as filed in the office of the Secretary of State of the State of California on August 31, 1995; filed herewith.

    3.  Copy of Certificate of the State Banking Department, State of California, dated January 24, 1994, authorizing the Trustee to transact a commercial banking business and to engage in the trust business at 700 South Flower Street, Los Angeles, California; incorporated herein by reference as Exhibit 3 filed with Form T-1 Statement, Registration No. 33-56465.

    4.  Copy of By-Laws of the Trustee; incorporated herein by reference as Exhibit 4 filed with Form T-1 Statement, Registration No. 33-56465.

    6.  Consent of the Trustee required by Section 321(b) of the Act; incorporated herein by reference as Exhibit 6 filed with Form T-1 Statement, Registration No. 33-56465.

    7.  Copy of latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

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SIGNATURE

    Pursuant to the requirements of the Act, the Trustee, BNY Western Trust Company, a corporation organized and existing under the laws of the State of California, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in Seattle, Washington, on the 27th day of November, 2001.

BNY WESTERN TRUST COMPANY

By:	/s/ KATHLEEN GYLLAND Name: Kathleen Gylland Title: Assistant Vice President

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